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                     First Chesapeake Financial Corporation
                             Letter to Stockholders

Dear Fellow Stockholders,

On behalf of our Board of Directors, management and staff, we thank you for your ongoing support of our company.

You recently received our Notice of Annual Meeting of Shareholders proxy statement, and we look forward to our December 27, 2001 meeting. If you cannot attend the Shareholders Meeting, we encourage you to complete and return your proxy card.

Since our last annual report to shareholders, the company has gone through a period of contraction in 2000 followed by a sustained expansion which will continue through 2001 and into 2002.

In early 2000, the Company closed its unprofitable operations and refocused on its profitable Collateral One Mortgage subsidiary. As a result, revenues fell slightly although the company's operating results improved markedly, as we incurred a net loss of $831,000 compared with a net loss of $1,372,000 for 1999.

In 2001, the Company focused on the growth of its Collateral One Mortgage subsidiary, with expansions undertaken both in our existing operations and through establishment of new operations in the Southeastern and MidAtlantic regions. Equally important, 2001 saw the beginning of our implementation of an array of ancillary products and services to complement our core mortgage banking operations and increase the long term value of your Company.

In addition, since late 2000 the Company has substantially strengthened its balance sheet and net worth by more than $2.0 million. In the twelve month period through September 30, 2001, the company's Shareholders Equity improved from a negative $1,370,000 to a positive $650,000.

With your support, we have accomplished a great deal following the Company's 1999 revival. Since that time, our Directors and management have worked hard to carry out various strategic initiatives to re-establish First Chesapeake as a provider of financial services and achieve profitability for our shareholders. Our operations now consist of retail and wholesale mortgage banking and several ancillary products and services which are provided through 15 retail offices in eight states, with continued expansion pending in other targeted regions.

Unfortunately, in our opinion the Company's common stock price has not reflected our strong operating advances. Even prior to the tragic events of September 11th, the overall market conditions affected the majority of the public markets, and the recent tragedies and uncertainties have further hampered our share price. However, we assure you that our entire organization continues to work to build a strong, growing and profitable company. Our Directors, management and staff remain committed to our mission of increasing long term shareholder value, and we believe that First Chesapeake Financial Corporation is on the right path to maximizing the value to you, our shareholders. Again, we thank you for your ongoing support as we grow our Company into a national financial services provider.



Mark Mendelson
Chairman and Chief Executive Officer